EXHIBIT 4
                                                                   ---------




                                                             Conformed Copy
                                                             --------------


                           STOCKHOLDERS AGREEMENT
                           ----------------------


          AGREEMENT dated as of April 20, 1995 by and among Crimson

Acquisition Corp., an Alabama corporation ("Newco"), and the other parties signatory hereto (each a "Stockholder").

                                  RECITALS
                                  --------

          Concurrently herewith, Newco, a wholly-owned subsidiary of BI

Associates L.P., a Delaware limited partnership ("Parent"), and Bruno's,

Inc., an Alabama corporation (the "Company"), are entering into an

Agreement and Plan of Merger of even date herewith (as such agreement may be amended from time to time, the "Merger Agreement"; capitalized terms used but not defined herein shall have the meanings set forth in the Merger

Agreement) pursuant to which Newco will be merged with and into the Company

(the "Merger"), whereby each share of common stock, par value $.01 per share, of the Company ("Company Common Stock") issued and outstanding immediately prior to the Effective Time of the Merger will be converted into either (A) the right to retain at the election of the holder thereof and subject to the terms of the Merger Agreement, common stock, par value

$.01 per share, of the Company or (B) the right to receive cash, other than

(i) shares of Company Common Stock owned, directly or indirectly, by the

Company or any subsidiary of the Company or by Parent, Newco or any other subsidiary of Parent and (ii) Dissenting Shares.

          Pursuant to a purchase by Newco, contemporaneous with the

execution of this Agreement, of ten shares of Company Common Stock from

Ronald G. Bruno at a price equal to the Cash Election

Price (as defined in the Merger Agreement), Newco is a stockholder of the

Company.

          As a condition to Newco's willingness to enter into the Merger

Agreement, Newco requires that each Stockholder enter into, and each such

Stockholder has agreed to enter into, this Agreement.

                                 AGREEMENT
                                 ---------

          To implement the foregoing and in consideration of the mutual agreements contained herein, the parties agree as follows:

          1.  Representations and Warranties.  Each Stockholder hereby
              ------------------------------

severally represents and warrants to Newco as follows:

          (a)  Ownership of Shares.  (1)  Such Stockholder is either
               -------------------

     (i) the record holder and beneficial owner of, (ii) trustee of a trust that is the record holder or beneficial owner of, and whose beneficiaries are the beneficial owners (such trustee, a "Trustee")

     of, (iii) executor of an estate that is the record holder or beneficial owner of, and whose beneficiaries are the beneficial owners

     (such executor, an "Executor") of, (iv) director of a foundation that is the record holder (such director, a "Foundation Director") of, or

     (v) the beneficial owner but not the record holder of, the number of shares of Company Common Stock as set forth opposite such

     Stockholder's name on Section 1 of the disclosure schedule (the

     "Stockholders Agreement Disclosure Schedule") (the "Existing Shares",

     and together with any shares of Company Common Stock acquired by such

     Stockholder in any such
     capacities after the date hereof and prior to the termination hereof,

     whether upon exercise of options, conversion of convertible securities, purchase, exchange or otherwise, the "Shares").

          (2)  On the date hereof, the Existing Shares set forth opposite such Stockholder's name on Section 1 of the Stockholders Agreement

     Disclosure Schedule constitute all of the shares of Company Common

     Stock owned of record or beneficially by such Stockholder.

          (3)  Such Stockholder has sole power of disposition with respect to all of the Existing Shares set forth opposite such Stockholder's name on Section 1 of the Stockholders Agreement Disclosure Schedule

     and sole voting power with respect to the matters set forth in

     Section 2 hereof and sole power to demand dissenter's or appraisal rights, in each case with respect to all of the Existing Shares set forth opposite such Stockholder's name on Section 2 of the

     Stockholders Agreement Disclosure Schedule, with no restrictions on such rights, subject to applicable federal securities laws and the terms of this Agreement.

          (b)  Power; Binding Agreement.  Such Stockholder has the legal
               ------------------------

capacity, power and authority to enter into and perform all of such

Stockholder's obligations under this Agreement.  The execution, delivery and performance of this Agreement by such Stockholder will not violate any other agreement to which such Stockholder is a party or by which such

Stockholder is bound including, without limitation, any trust agreement,

will,
testamentary document, voting agreement, stockholders agreement, voting trust or other agreement.  This Agreement has been duly and validly executed and delivered by such Stockholder and constitutes a valid and binding agreement of such Stockholder, enforceable against such Stockholder in accordance with its terms.  There is no beneficiary of or holder of a voting trust certificate or other interest of any trust of which a

Stockholder is Trustee, any estate in respect of which a Stockholder is an

Executor or any Foundation of which a Stockholder is a Foundation Director whose consent is required for the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.  If such

Stockholder is married and such Stockholder's Shares constitute community property, this Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, such Stockholder's spouse, enforceable against such person in accordance with its terms.

          (c)  No Conflicts.  Except for filings under the Hart-Scott-
               ------------

Rodino Antitrust Improvements Act of 1976, as amended, if applicable, (A)

no filing with, and no permit, authorization, consent or approval of, any state or federal public body or authority is necessary for the execution of this Agreement by such Stockholder and the consummation by such Stockholder of the transactions contemplated hereby and (B) neither the execution and delivery of this Agreement by such Stockholder nor the consummation by such

Stockholder of the transactions contemplated hereby nor compliance by such

Stockholder with any of the
provisions hereof shall (x) conflict with or result in any breach of any applicable trust, estate, foundation or other organizational documents applicable to such Stockholder, (y) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract,

commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which such Stockholder is a party or by which such Stockholder or any of such Stockholder's properties or assets may be bound or (z) violate any order, writ, injunction, decree, judgment, order,

statute, rule or regulation applicable to such Stockholder or any of such

Stockholder's properties or assets.

          (d)  Such Stockholder's Shares and the certificates representing such Shares are now and at all times during the term hereof will be held by such Stockholder, or by a nominee or custodian for the benefit of such

Stockholder, free and clear of all liens, claims, security interests,

proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever, (i) except for any such encumbrances or proxies arising hereunder and (ii) in the case of Ann Bruno, Alan Bruno,

David Bruno and Suzanne Bowness, except for the proxy granted by each such

Stockholder to Ronald G. Bruno (it being acknowledged by Ronald G. Bruno and each such Stockholder that so long as this Agreement is in effect, the agreements of each such

Stockholder hereunder shall, with respect to the subject matter of this

Agreement, override the rights granted to Ronald G. Bruno pursuant to the proxy in respect of each such Stockholder's Shares).

          (e)  No broker, investment banker, financial adviser or other person is entitled to any broker's, finder's, financial adviser's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of such Stockholder.

          (f)  Such Stockholder understands and acknowledges that Newco is entering into the Merger Agreement in reliance upon such Stockholder's execution and delivery of this Agreement.

          2.  Agreement to Vote; Proxy.
              ------------------------

          2.1  Voting.  Each Stockholder set forth on Section 2 of the
               ------

Stockholders Agreement Disclosure Schedule (each, a "Schedule 2

Stockholder") hereby severally agrees that, during the time this Agreement is in effect, at any meeting of the stockholders of the Company, however called, or in connection with any written consent of the stockholders of the Company, such Stockholder shall vote (or cause to be voted) the Shares held of record or beneficially by such Stockholder (i) in favor of the

Merger, the execution and delivery by the Company of the Merger Agreement and the approval of the terms thereof and each of the other actions contemplated by the Merger Agreement, this Agreement and the Option

Agreement and any actions required in furtherance hereof and thereof;

(ii) against any action or agreement that would result in a breach of any covenant,
representation or warranty or any other obligation or agreement of the

Company under the Merger Agreement, this Agreement or the Option Agreement;

and (iii) except as specifically requested in writing by Newco in advance,

against the following actions (other than the Merger and the transactions contemplated by the Merger Agreement and the Option Agreement):  (1) any

extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or its subsidiaries; (2) a sale, lease or transfer of a material amount of assets of the Company or its subsidiaries or a reorganization, recapitalization, dissolution or liquidation of the Company or its subsidiaries; (3) (a) any change in the majority of the board of directors of the Company; (b) any material change in the present capitalization of the Company or any amendment of the

Company's Articles of Incorporation; (c) any other material change in the

Company's corporate structure or business; or (d) any other action which,

is intended, or could reasonably be expected, to impede, interfere with,

delay, postpone, discourage or materially adversely affect the Merger or the transactions contemplated by the Merger Agreement, this Agreement or the Option Agreement or the contemplated economic benefits of any of the foregoing.  Such Stockholder shall not enter into any agreement or understanding with any person or entity prior to the Termination Date (as defined in Section 7) to vote or give instructions after the Termination

Date in any manner inconsistent with clauses (i), (ii) or (iii) of the preceding sentence.

          2.2  PROXY.  EACH SCHEDULE 2 STOCKHOLDER HEREBY GRANTS TO, AND
               -----

APPOINTS, NEWCO AND JAMES H. GREENE, JR. OF NEWCO, NILS P. BROUS OF NEWCO,

IN THEIR RESPECTIVE CAPACITIES AS OFFICERS OF NEWCO, AND ANY INDIVIDUAL WHO

SHALL HEREAFTER SUCCEED TO ANY SUCH OFFICE OF NEWCO, AND ANY OTHER DESIGNEE

OF NEWCO, EACH OF THEM INDIVIDUALLY, SUCH STOCKHOLDER'S IRREVOCABLE (UNTIL

THE TERMINATION DATE) PROXY AND ATTORNEY-IN-FACT (WITH FULL POWER OF

SUBSTITUTION) TO VOTE THE SHARES AS INDICATED IN SECTION 2.1 ABOVE.  EACH

SCHEDULE 2 STOCKHOLDER INTENDS THIS PROXY TO BE IRREVOCABLE (UNTIL THE

TERMINATION DATE) AND COUPLED WITH AN INTEREST AND WILL TAKE SUCH FURTHER

ACTION AND EXECUTE SUCH OTHER INSTRUMENTS AS MAY BE NECESSARY TO EFFECTUATE

THE INTENT OF THIS PROXY AND HEREBY REVOKES ANY PROXY PREVIOUSLY GRANTED BY

SUCH STOCKHOLDER WITH RESPECT TO SUCH STOCKHOLDER'S SHARES (EXCEPT FOR THE

PROXY DESCRIBED IN CLAUSE (ii) OF SECTION 1(d) HEREOF, SUBJECT TO THE

PROVISIONS OF SUCH CLAUSE (ii) OF SECTION 1(d) HEREOF).

          2.3  Stockholder Capacity.  No person executing this Agreement
               --------------------

who is, or becomes during the term hereof, a director of the Company makes any agreement or understanding herein in his or her capacity as such director, and the agreements set forth herein shall in no way restrict any director in the exercise of his or her fiduciary duties as a director of the Company.  Each Stockholder signs solely in his or her capacity as the record and beneficial owner of such Stockholder's Shares or as the trustee of a trust, executor of an estate or director of a foundation, whose beneficiaries are the beneficial owners of, such Stockholder's

Shares.

          3.  Certain Covenants of Stockholders.  Except in accordance with
              ---------------------------------

the terms of this Agreement, each Stockholder hereby severally covenants and agrees as follows:

          3.1  No Solicitation.  No Stockholder shall, directly or
               ---------------

indirectly (including through advisors, agents or other intermediaries),

solicit (including by way of furnishing information) or respond to any inquiries or the making of any proposal by any person or entity (other than

Parent, Newco or any affiliate thereof) with respect to the Company that constitutes or could reasonably be expected to lead to a Transaction

Proposal.  If any Stockholder receives any such inquiry or proposal, then such Stockholder shall promptly inform Newco of the terms and conditions,

if any, of such inquiry or proposal and the identity of the person making

it.  Each Stockholder will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.

          3.2  Restriction on Transfer, Proxies and Non-Interference;
               ------------------------------------------------------

Restriction on Withdrawal.  No Stockholder shall, directly or indirectly:
- -------------------------

(i) except pursuant to the terms of the Merger Agreement and this

Agreement, and except for gifts to family members who either are signatories to this Agreement or who, upon such gift, become signatories to this Agreement, offer for sale, sell, transfer, tender, pledge, encumber,

assign or otherwise dispose of, enforce or permit the execution of the provisions of any redemption agreement with the Company or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance,

assignment or other disposition of, any or all of such Stockholder's Shares or any interest therein; (ii) except as contemplated hereby, grant any proxies or powers of attorney, deposit any Shares into a voting trust or enter into a voting agreement with respect to any Shares; or (iii) take any action that would make any representation or warranty of such Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling such Stockholder from performing such Stockholder's obligations under this Agreement.

          3.3  Waiver of Appraisal and Dissenter's Rights.  Each
               ------------------------------------------

Stockholder hereby waives any rights of appraisal or rights to dissent from the Merger that such Stockholder may have.  Each Trustee, Executor and

Foundation Director represents that no beneficiary who is a beneficial owner of Shares under any trust, estate or foundation for which such

Stockholder acts as Trustee, Executor or Foundation Director, respectively,

has any right of appraisal or right to dissent from the Merger which has not been so waived.

          3.4  No Termination or Closure of Trusts, Foundations and
               ----------------------------------------------------

Estates.  Unless, in connection therewith, the Shares held by any trust,
- -------

foundation or estate which are presently subject to the terms of this

Agreement are transferred upon termination to one or more Stockholders and remain subject in all respects to the terms of this Agreement, or other persons or entities who
upon receipt of such Shares become signatories to this Agreement, the

Stockholders who are Trustees, Executors or Foundation Directors shall not take any action to terminate, close or liquidate any such trust, estate or foundation and shall take all steps necessary to maintain the existence thereof at least until the first to occur of (i) the Effective Time of the

Merger and (ii) the Termination Date.

          3.5  Continued Service as Director.  Ronald G. Bruno agrees to
               -----------------------------

serve as a director of the Company for three years following the Effective

Time of the Merger, subject to the customary right of a director to resign from a board of directors.

          3.6  Stock Redemption Agreements.  (a) Following the Effective
               ---------------------------

Time of the Merger, the signatories hereto agree promptly to terminate any agreements with the Company pursuant to which the Company may be obligated to repurchase their Shares of Company Common Stock, including without limitation, the stock redemption agreement between the Company and Joseph

S. Bruno.  Pending such termination, no such agreement shall be enforced.

          (b)  The signatories hereto agree to cooperate in order to transfer any life insurance policy of the Company designed to provide funds for the purchase of Company Common Stock pursuant to any such stock redemption agreement to the relevant Stockholder on a basis which is mutually satisfactory to the signatories hereto, the Company and Newco,

including, without limitation, the life insurance policy carried by the

Company in
connection with the stock redemption agreement with Joseph S. Bruno.

          3.7  Covenant Not to Compete.  Each Stockholder agrees that for
               -----------------------

the period ending five years after the Closing Date, such Stockholder will not, directly or indirectly, own, manage, operate, control or participate in the ownership, management, operation or control of, or be connected in any manner with, any business which shall be engaged in the retail selling of food or other products under the names Bruno's, Food World, Food Max,

Food Fair or Piggly Wiggly, or under any other name which uses any of the foregoing names as a component or which is (or includes a component which

is) confusingly similar to any such names (the "trade names"), in any of the following states:  Alabama, Arkansas, Florida, Georgia, Kentucky,

Louisiana, Mississippi, North Carolina, South Carolina or Tennessee (the

"relevant states").  In addition to the foregoing, each of Ronald G. Bruno,

Kenneth J. Bruno and Joe Bruno agrees that for the period ending five years after the Closing Date, such Stockholder will not, directly or indirectly,

own, manage, operate, control or participate in the ownership, management,

operation or control of, or be connected in any manner with, any business which shall be engaged in the retail selling of food, beverages or other related products under any name, including, without limitation, the trade names, in any of the relevant states.  In the event that this covenant not to compete is held by any court of competent jurisdiction to be unenforceable because it is too extensive in scope or time or territory, it shall be deemed to be
and shall be amended without any further act by the parties hereto to conform to the scope and period of time and geographical area which would permit it to be enforced.  If this covenant is breached or threatened to be breached, each Stockholder expressly consents that, in addition to any other remedy Newco may have, Newco shall be entitled to apply for and receive injunctive relief in order to prevent the continuation of any existing breach or the occurrence of any threatened breach.

          4.  Further Assurances.  From time to time, at the other party's
              ------------------

request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this

Agreement.

          5.  Certain Events.  Each Stockholder agrees that this Agreement
              --------------

and the obligations hereunder shall attach to such Stockholder's Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise, including without limitation such Stockholder's heirs,

guardians, administrators or successors or as a result of any divorce.

          6.  Stop Transfer.  (a)  Each Stockholder agrees with, and
              -------------

covenants to, Newco that such Stockholder shall not request that the

Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of such Stockholder's Shares,

unless such transfer is made in compliance with this Agreement.  Each

Stockholder agrees, with
respect to any Shares in certificated form, that such Stockholder will tender to the Company, within ten business days after the date hereof, the certificates representing such Shares and the Company will inscribe upon such certificates the following legend:  "The shares of Common Stock, par value $.01 per share, of Bruno's, Inc. (the "Company") represented by this certificate are subject to a Stockholders Agreement dated as of April 20,

1995, and may not be sold or otherwise transferred, except in accordance therewith.  Copies of such Agreement may be obtained at the principal executive offices of the Company."  Each Stockholder agrees that within ten business days after the date hereof, such Stockholder will no longer hold any Shares, whether certificated or uncertificated, in "street name" or in the name of any nominee.  Pursuant to the Merger Agreement, the Company has agreed to notify the transfer agent for any Shares in uncertificated form of the provisions set forth in this Section 6 and has agreed to, and each

Stockholder agrees to, provide such documentation and to do such other things as may be required to give effect to such provisions with respect to such uncertificated Shares.

          (b)  Each Stockholder who is an "affiliate" of the Company for purposes of Rule 145 under the Securities Act of 1933, as amended, hereby agrees to deliver to Newco, on or prior to the Closing Date (as defined in the Merger Agreement) a written agreement substantially in the form attached as Exhibit B to the Merger Agreement.

          7.  Termination.  Other than Sections 3.5, 3.6 and 3.7 hereof,
              -----------

which shall survive the Effective Time of the Merger, the covenants and agreements contained herein with respect to the Company Common Stock shall terminate on the first to occur of (a) the Effective Time of the Merger and

(b) the date the Merger Agreement is terminated in accordance with its terms (the "Termination Date").

          8.  Miscellaneous.
              -------------

          8.1  Entire Agreement; Assignment.  This Agreement
               ----------------------------

(i) constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and (ii) shall not be assigned by operation of law or otherwise without the prior written consent of the other party,

provided that Newco may assign, in its sole discretion, its rights and obligations hereunder to any direct or indirect wholly-owned subsidiary of

Parent, but no such assignment shall relieve Newco of its obligations hereunder if such assignee does not perform such obligations.

          8.2  Amendments.  This Agreement may not be modified, amended,
               ----------

altered or supplemented, except upon the execution and delivery of a written agreement executed by the parties hereto; provided that Section 1
                                                  --------

of the Stockholders Agreement Disclosure Schedule may be supplemented by

Newco by adding the name and other relevant information concerning any stockholder of the Company who agrees to be bound by the terms of this

Agreement
without the agreement of any other party hereto, and thereafter such added stockholder shall be treated as a "Stockholder" for all purposes of this

Agreement.

          8.3  Notices.  All notices, requests, claims, demands and other
               -------

communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if so given) by hand delivery,

telegram, telex or telecopy, or by mail (registered or certified mail,

postage prepaid, return receipt requested) or by any courier service, such as Federal Express, providing proof of delivery.  All communications hereunder shall be delivered to the respective parties at the following addresses:

          If to
          Stockholder:    c/o Bruno's, Inc.
                           800 Lakeshore Parkway
                           Birmingham, Alabama 35211

                           Attn:  Ronald G. Bruno

               copy to:  Sirote & Permutt
                         2222 Arlington Avenue South
                         Birmingham, Alabama  35205

                         Attn:  Richard Cohn, Esq.

          If to Newco:   c/o Kohlberg Kravis Roberts & Co.
                         9 West 57th Street
                         New York, New York  10019

                         Attn:  Paul E. Raether

               copy to:  Simpson Thacher & Bartlett
                         425 Lexington Avenue
                         New York, New York  10017

                         Attn:  David J. Sorkin, Esq.

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

          8.4  Governing Law.  This Agreement shall be governed by and
               -------------

construed in accordance with the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

          8.5  Enforcement.  The parties agree that irreparable damage
               -----------

would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement.

          8.6  Counterparts.  This Agreement may be executed in two or more
               ------------

counterparts, each of which shall be deemed to be an original, but both of which shall constitute one and the same Agreement.

          8.7  Descriptive Headings.  The descriptive headings used herein
               --------------------

are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

          8.8  Severability.  Whenever possible, each provision or portion
               ------------

of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

          8.9  Definitions; Construction.  For purposes of this Agreement:
               -------------------------

          (a)  "Beneficially Own" or "Beneficial Ownership" with respect to any securities shall mean having "beneficial ownership" of such securities

(as determined pursuant to Rule 13d-3 under the Exchange Act), including pursuant to any agreement, arrangement or understanding, whether or not in writing.  Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a Person shall include securities

Beneficially Owned by all other Persons with whom such Person would constitute a "group" as described in Section 13(d)(3) of the Exchange Act.



          (b)  "Person" shall mean an individual, corporation, partnership,

joint venture, association, trust, unincorporated organization or other entity.

          (c)  In the event of a stock dividend or distribution, or any change in the Company Common Stock by reason of any stock dividend, split-

up, recapitalization, combination, exchange of shares or the like, the term

"Shares" shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any shares into which or for which any or all of the Shares may be changed or exchanged.

          IN WITNESS WHEREOF, Newco and each Stockholder have caused this

Agreement to be duly executed as of the day and year first above written.


                                        CRIMSON ACQUISITION CORP.


                                        By:/s/  James H. Greene, Jr.
                                           --------------------------------
                                           Name:   James H. Greene, Jr.
                                           Title:  President